Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756, 333-142757 and 333-183322) of our report dated February 26, 2013, on our audits of the consolidated financial statements of the Company as of December 29, 2012, and December 31, 2011, and for each of the three years in the period ended December 29, 2012, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
BKD, LLP
Evansville, Indiana
February 26, 2013